UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2021

Arcus Biosciences, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38419	47-3898435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3928 Point Eden Way
Hayward, California		94545
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (510) 694-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	RCUS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Option, License and Collaboration Agreement

On November 17, 2021, Arcus Biosciences, Inc. (“Arcus”) entered into an amendment to its Option, License and Collaboration Agreement with Gilead Sciences, Inc. (“Gilead”) dated May 27, 2020 (the “Collaboration Agreement”). Pursuant to the amendment, Gilead exercised its options to three Arcus programs—its anti-TIGIT program (including domvanalimab and AB308), adenosine receptor antagonist program (including etrumadenant) and CD73 program (including quemliclustat). This transaction is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act. Upon closing, Gilead will pay Arcus an aggregate of $725 million in option fees for its option exercise with respect to these three programs. Thereafter, in accordance with the terms of the Collaboration Agreement, as amended for these three programs, the companies will co-develop, equally share global development costs and equally share all profits and losses for the United States, subject to certain expense caps on Arcus’s spending and true-up adjustments. Gilead will obtain rights to exclusively commercialize these optioned programs outside of the U.S., subject to the rights of Arcus’s existing collaboration partners to any territories, and Gilead will pay to Arcus tiered royalties as a percentage of revenues ranging from the mid-teens to the low twenties.

In addition, the parties agreed to collaborate on discovery and early development of drug candidates against two novel research targets (“research programs”) for which Arcus will lead performance of discovery and early development activities. With respect to these two research programs, Gilead has the right to exercise its option, on a program-by-program basis, upon Arcus’s completion of certain IND-enabling activities for an option payment of $60 million. If the option is exercised by Gilead at this stage, the collaboration terms for optioned programs will be applicable to each research program except, with respect to commercialization outside of the U.S., Gilead would pay to Arcus tiered royalties as a percentage of revenues ranging from high single digits to low double digits. If Gilead declines to exercise its option at this stage, Gilead maintains an option, on a program-by-program basis, which must be exercised prior to the expiration of a prescribed period following the achievement of a development milestone in such program and Arcus’s delivery to Gilead of the requisite data package. If the option is exercised by Gilead at this later stage, the collaboration terms for optioned programs will be applicable to the joint development program including that, with respect to commercialization outside of the U.S., Gilead would pay to Arcus tiered royalties as a percentage of revenues ranging from the high-teens to the low twenties.

In connection with Gilead’s exercise of its options to three Arcus programs, the parties agreed to amend the $100 million option continuation payment due on the second anniversary of the Collaboration Agreement (the “2022 Continuation Payment”). Upon closing for all three programs, Gilead will no longer be obligated to make the 2022 Continuation Payment. In the event closing only occurs for one program, the 2022 Continuation Payment will be reduced to $67 million. In the event closing only occurs for two programs, the 2022 Continuation Payment will be reduced to $34 million.

The foregoing is only a brief description of the material terms of the amendment to the Collaboration Agreement and does not purport to be a complete description of its terms and is qualified in its entirety by reference to the amendment, which will be filed as an exhibit to Arcus’s Annual Report on Form 10-K for the year ending December 31, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARCUS BIOSCIENCES, INC.

Date:	November 18, 2021	By:	/s/ Terry Rosen, Ph.D.
Terry Rosen, Ph.D. Chief Executive Officer